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                                                                       EXHIBIT 5
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May 6, 1996

Board of Directors
First Financial Corporation
One First Financial Plaza
P.O. Box 540
Terre Haute, Indiana  47808

     RE: Issuance of Shares of Common Stock of First Financial Corporation in connection with the Merger with Crawford Bancorp, Inc.

Ladies and Gentlemen:

     We have represented First Financial Corporation ("First Financial") as special counsel in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering shares of First Financial's no par value common stock under the Securities Act of 1933, as amended ("Shares"). The Shares are to be issued to non-dissenting shareholders of Crawford Bancorp, Inc. ("Crawford Bancorp"), Robinson, Illinois, in connection with the proposed merger of Crawford Bancorp into First Financial ("Merger"), as specified in the Agreement of Affiliation and Merger, dated March 8, 1996, ("Agreement"), by and between First Financial, Crawford Bancorp and Crawford County State Bank. The Merger will be accomplished and the Shares will be issued pursuant to the specific terms of the Agreement. In connection with this opinion, we have reviewed and are familiar with First Financial's Articles of Incorporation and By-Laws and such other records, documents and information as we have in our judgment deemed relevant.

     Based upon the foregoing, it is our opinion that if and when the Merger is consummated, the Shares will, when issued to non-dissenting shareholders of Crawford Bancorp in accordance with all of the terms and conditions of the Agreement, be legally issued, fully paid and non-assessable. This opinion is limited to the matters stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated.

     This opinion is addressed to you and is solely for your use in connection with the Registration Statement, and we assume no professional responsibility to any other person whatsoever. Accordingly, the opinion expressed herein is not to be relied upon, utilized or quoted by or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, the prior written consent of this firm.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement and the Prospectus forming a part thereof under the caption "Legal Opinions". In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Very truly yours,

                                         /s/ KRIEG DeVAULT ALEXANDER & CAPEHART
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                                         KRIEG DeVAULT ALEXANDER & CAPEHART